TEMPUR-PEDIC REPORTS RECORD SECOND QUARTER 2011 SALES AND EARNINGS
– Reports Sales Up 30% and EPS Up 65% at $0.76 – Raises Financial Guidance for 2011 – Announces New $200 Million Share Repurchase Program; $160 Million Repurchased in First Half of 2011

LEXINGTON, KY, July 26, 2011 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the second quarter ended June 30, 2011. The Company also increased full year 2011 financial guidance and announced a new share repurchase authorization.

Financial Summary
●
Earnings per diluted share (EPS) were $0.76 in the second quarter of 2011 as compared to $0.46 in the second quarter of 2010. The Company reported net income of $53.1 million in the second quarter of 2011 as compared to $33.5 million in the second quarter of 2010.

●
Net sales increased 30% to $342.2 million in the second quarter of 2011 from $263.0 million in the second quarter of 2010. On a constant currency basis, net sales increased 25%. Net sales in the North American segment increased 29%, while International segment net sales increased 34%. On a constant currency basis, International segment net sales increased 18%.

●
Mattress sales increased 30% globally. Mattress sales increased 28% in the North American segment and 37% in the International segment. On a constant currency basis, International mattress sales increased 20%. Pillow sales increased 25% globally. Pillow sales increased 19% in North America and 31% in the International segment. On a constant currency basis, International pillow sales increased 15%.

●
Gross profit margin was 52.9% as compared to 48.7% in the second quarter of 2010. The gross profit margin increased as a result of favorable mix, improved efficiencies in manufacturing and fixed cost leverage related to higher production volumes, partially offset by higher commodity costs and new product launches.

●	Operating profit margin was 24.2% as compared to 20.5% in the second quarter of 2010. The increase was driven by improved gross profit margin, partially offset by increased marketing investments.
●	The Company generated $48.2 million of operating cash flow in the second quarter of 2011 as compared to $44.5 million in the second quarter of 2010.

Chief Executive Officer Mark Sarvary commented, “We are pleased with our second quarter performance. We executed well on new product rollouts across the globe, broadening our appeal to consumers. Productivity programs continue to expand our margins, and our strategic investments in advertising are driving awareness and are already driving growth.”

Share Repurchase Program
During the second quarter of 2011, the Company purchased 1.59 million shares of its common stock at an average price of $61.19 for a total cost of $97.5 million. During the first half of 2011, the Company purchased 2.91 million shares of its common stock at an average price of $54.92 for a total cost of $160.0 million.

The Company announced the Board of Directors has authorized a new share repurchase program, of up to $200 million. This share repurchase program replaces the Company’s prior share repurchase authorization, and may be limited, suspended or terminated at any time without prior notice. Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and a committee of the Board deem appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

Financial Guidance
The Company increased its full year 2011 guidance for net sales and EPS. It currently expects net sales for 2011 to range from $1.37 billion to $1.40 billion. It currently expects EPS for 2011 to range from $3.07 to $3.14 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company noted its EPS guidance does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, July 26, 2011 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also available via webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a replay of the webcast will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations for building on its 2010 performance in 2011, and for net sales and earnings per share for 2011. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Senior Vice President
Tempur-Pedic International
800-805-3635
Investor.relations@Tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	Chg %	2011	2010	Chg %
Net sales	$342,212	$263,044	30.1%	$668,050	$516,933	29.2%
Cost of sales	161,194	135,003		316,722	264,083
Gross profit	181,018	128,041	41.4%	351,328	252,850	38.9%
Selling and marketing expenses	67,980	46,827		132,350	93,058
General, administrative and other expenses	30,208	27,364		60,868	53,652
Operating income	82,830	53,850	53.8%	158,110	106,140	49.0%

Other expense, net:
Interest expense, net	(2,646)	(3,786)		(5,185)	(6,975)
Other expense, net	(118)	(73)		(721)	(5)
Total other expense	(2,764)	(3,859)		(5,906)	(6,980)

Income before income taxes	80,066	49,991	60.2%	152,204	99,160	53.5%
Income tax provision	26,982	16,485		50,860	32,506
Net income	$53,084	$33,506		$101,344	$66,654

Earnings per common share:
Basic	$0.78	$0.47		$1.48	$0.93
Diluted	$0.76	$0.46		$1.44	$0.90
Weighted average common shares outstanding:
Basic	67,959	70,730		68,257	72,014
Diluted	70,018	73,152		70,469	74,438

 TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$86,739	$53,623
Accounts receivable, net	140,413	115,630
Inventories	86,279	69,856
Prepaid expenses and other current assets	24,333	18,646
Deferred income taxes	12,199	13,725
Total Current Assets	349,963	271,480
Property, plant and equipment, net	162,081	159,807
Goodwill	213,602	212,468
Other intangible assets, net	66,940	68,745
Other non-current assets	9,439	3,503
Total Assets	$802,025	$716,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$63,246	$48,288
Accrued expenses and other current liabilities	85,803	85,469
Income taxes payable	18,714	12,477
Total Current Liabilities	167,763	146,234
Long-term debt	475,000	407,000
Deferred income taxes	30,787	32,315
Other non-current liabilities	4,512	4,421
Total Liabilities	678,062	589,970
Total Stockholders’ Equity	123,963	126,033
Total Liabilities and Stockholders’ Equity	$802,025	$716,003

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$101,344	$66,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,590	15,706
Amortization of stock-based compensation	7,719	5,339
Amortization of deferred financing costs	346	345
Bad debt expense	1,137	1,278
Deferred income taxes	(1,133)	1,275
Foreign currency adjustments and other	826	(2,150)
Changes in operating assets and liabilities	(22,879)	(20,625)
Net cash provided by operating activities	103,950	67,822

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	–	(18,692)
Acquisition of trademarks and other	(1,970)	(184)
Purchases of property, plant and equipment	(12,098)	(6,698)
Net cash used by investing activities	(14,068)	(25,574)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	572,500	222,336
Repayments of long-term revolving credit facility	(504,500)	(83,313)
Payments of deferred finance costs	(6,109)	–
Proceeds from issuance of common stock	22,386	19,470
Excess tax benefit from stock-based compensation	14,133	2,613
Treasury shares repurchased	(160,010)	(200,000)
Net cash used by financing activities	(61,600)	(38,894)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,834	(2,029)
Increase in cash and cash equivalents	33,116	1,325
CASH AND CASH EQUIVALENTS, beginning of period	53,623	14,042
CASH AND CASH EQUIVALENTS, end of period	$86,739	$15,367

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011	2010
Retail	$299,024	$226,376	$227,186	$173,166	$71,838	$53,210
Direct	22,884	18,902	17,296	16,203	5,588	2,699
Healthcare	8,000	7,898	2,630	2,853	5,370	5,045
Third Party	12,304	9,868	–	–	12,304	9,868
	$342,212	$263,044	$247,112	$192,222	$95,100	$70,822

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011	2010
Mattresses	$232,618	$178,618	$175,270	$136,686	$57,348	$41,932
Pillows	34,886	27,925	16,731	14,058	18,155	13,867
Other	74,708	56,501	55,111	41,478	19,597	15,023
	$342,212	$263,044	$247,112	$192,222	$95,100	$70,822

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of EBITDA to Net Income and Total debt to Funded debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Funded debt which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. A reconciliation of EBITDA to the Company’s Net income and a reconciliation of Total debt to Funded debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of Net income to EBITDA

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of EBITDA for each of the three months ended September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011, as well as the twelve months ended June 30, 2011:

	Three Months Ended				Twelve Months Ended
	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	June 30, 2011
GAAP Net income	$44,198	$46,292	$48,260	$53,084	$191,834
Plus:
Interest expense	4,068	3,458	2,539	2,646	12,711
Income taxes	19,324	21,890	23,878	26,982	92,074
Depreciation & Amortization	10,778	12,146	11,070	13,239	47,233
EBITDA	$78,368	$83,786	$85,747	$95,951	$343,852

Reconciliation of Total debt to Funded debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of June 30, 2011:

As of
June 30, 2011
GAAP basis Total debt	$475,000
Plus:
Letters of credit outstanding	990
Funded debt	$475,990

Calculation of Funded debt to EBITDA

As of
June 30, 2011
Funded debt	$475,990
EBITDA	343,852
1.38 times